CONTACT:	Michelle Zeisloft	FOR IMMEDIATE RELEASE
	Cooper Tire & Rubber Company	February 27, 2012
(419) 423-1321
mrzeisloft@coopertire.com

Cooper Employees Ratify Labor Agreement

FINDLAY, OHIO, FEBRUARY 27, 2012 - COOPER TIRE & RUBBER COMPANY (NYSE: CTB) announced today that United Steelworkers (USW) Local 207L ratified a new five-year labor agreement. This agreement, which affects approximately 1,050 union members, ends a 3-month lockout that began November 28, 2011, at the Company's Findlay, Ohio, plant. Union members voted 627 to 321 in favor of the agreement as reported after voting concluded today at 5 p.m. EST.

Both the Company and the Union are pleased to have reached an agreement and are looking forward to the Findlay plant employees returning to work. While enormous time and effort was involved in reaching this labor agreement, leaders from the Company and the Union share a belief that the new contract will enhance the competitiveness of Cooper’s Findlay tire plant through improvements in productivity. An orderly return-to-work plan will be communicated before the end of the week.

About Cooper Tire & Rubber Company

Cooper Tire & Rubber Company (Cooper) is the parent company of a global family of companies that specialize in the design, manufacture, marketing, and sales of passenger car and light truck tires. Cooper has joint ventures, affiliates and subsidiaries that also specialize in medium truck, motorcycle and racing tires. Cooper's headquarters is in Findlay, Ohio, with manufacturing, sales, distribution, technical and design facilities within its family of companies, located in 11 countries around the world. For more information on Cooper, visit www.coopertire.com, www.facebook.com/coopertire, www.twitter.com/coopertire.

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